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                                                                     EXHIBIT 7.1

                           Richards, Layton & Finger
                               One Rodney Square
                                  P.O. Box 551
                           Wilmington, Delaware 19899
                                 (302) 658-6541


                               February 18, 1994


AMC Entertainment Inc.
106 West 14th Street
Kansas City, Missouri 64105

Ladies and Gentlemen:


    We have acted as special Delaware counsel to AMC Entertainment, Inc., a Delaware corporation (the "Company"), in connection with the registration by the Company on Form S-2 of 4,600,000 Shares of its Convertible Preferred Stock, par value $.66 2/3 per share (the "Convertible Preferred Stock"). In this connection, you have requested our opinion as to whether there will exist any restriction upon the surplus of the Company available for the payment of dividends on stock of the Company by reason of the fact that the liquidation preference of the Convertible Preferred Stock will exceed the par value of such stock, and whether any remedy would be available to the holders of the Convertible Preferred Stock before or after payment of any dividend that would reduce or reduces the surplus of the Company to an amount less than the amount of such excess.


    For the purpose of rendering our opinion as expressed herein, and only for such purpose, we have examined and have relied upon the following documents:

    (i) the Restated and Amended Certificate of Incorporation of the Company (the "Restated Certificate") to be filed with the Secretary of State of the State of Delaware (the "Secretary") pursuant to Section 245 of the General Corporation Law of the State of Delaware (the "General Corporation Law");


    (ii)   the  proposed  Certificate  of   Designations  with  respect  to  the
Convertible Preferred Stock (the "Certificate of Designations"); and



   (iii) the Registration Statement on Form S-2 with respect to the Convertible Preferred Stock (the "Registration Statement") as filed with the Securities and Exchange Commission (the "Commission").


    With respect to the foregoing documents, we have assumed: (i) the authenticity of all documents submitted to us as originals, the conformity with authentic original documents of all documents submitted to us as copies or forms, the genuineness of all signatures and the legal capacity of natural persons, and (ii) that the foregoing documents, in the forms thereof submitted for our review have not been and will not be altered, amended or repealed in any respect material to our opinion as stated herein. We have not reviewed any documents other than the documents listed above for purposes of rendering our opinion as expressed herein, and we assume that there exists no provision of any such other document that bears upon or is inconsistent with our opinion as expressed herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we assume to be true, complete and accurate in all material respects.


    In summary, Section 4 of the Certificate of Designations provides that in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of record of the Convertible Preferred Stock are entitled to receive out of the assets of the Company available for distribution to its stockholders, whether from capital, surplus or earnings, before any distribution or payment will be

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made to the holders of Common Stock or  any other class of capital stock of  the
Company ranking upon liquidation junior to the Convertible Preferred Stock, $25.00 per share, plus an amount equal to accrued but unpaid dividends thereon, if any (the "Liquidation Preference").

    Section 170 of the General Corporation Law authorizes a Delaware corporation to pay dividends out of its surplus. Surplus is defined by Section 154 of the General Corporation Law as the amount by which the net assets of a corporation exceed its capital. Both net assets, as defined in Section 154, and capital, as defined in and determined in accordance with Sections 154 and 244 of the General Corporation Law, are determined without reference to the amount of any liquidation preference of any class of the corporation's stock. Accordingly, the authorization in Section 170 of the General Corporation Law for payment of dividends out of surplus is not in any way limited or restricted solely by reason of the fact that a series or class of stock of a corporation, such as the Convertible Preferred Stock, has a liquidation preference in excess of the par value of the stock.

    We are aware of no controlling decision of any court of the State of Delaware that addresses the question presented for our consideration, but we believe that our courts would adopt the reasoning set forth herein should the question be litigated. We note in addition that our opinion as stated herein is supported by the discussion of the Court in BAILEY V. TUBIZE RAYON CORPORATION, 56 F. Supp. 418, 423 (D. Del. 1944) (applying Delaware law).

    Based upon and subject to the foregoing, and subject to the limitations stated hereinbelow, it is our opinion that, solely as a matter of law, under the General Corporation Law as in effect on the date hereof: (1) prior to a liquidation, dissolution or winding up of the affairs of the Company, there will be no restriction upon the surplus of the Company available for the payment of dividends on stock of the Company solely by reason of the fact that the Liquidation Preference exceeds the par value of the Convertible Preferred Stock; and (2) no remedy would be available to holders of the Convertible Preferred Stock either before or after payment of any dividend, prior to a liquidation, dissolution or winding up of the affairs of the Company, solely by reason of the fact that payment of such dividend would reduce or reduces the surplus of the Company to an amount less than the difference between the Liquidation Preference and the par value of the Convertible Preferred Stock.

    The foregoing opinion is limited to the General Corporation Law, and we have not considered and express no opinion on the effect of any other laws or the laws of any other state or jurisdiction, including federal laws regulating securities or other federal laws, or the rules and regulations of stock exchanges or of any other regulatory body.

    We hereby consent to the use and filing of this opinion as an exhibit to the Registration Statement provided, however, that in giving such consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Commission thereunder. Except as provided for hereinabove, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other person or entity for any purpose.

                                          Very truly yours,


                                          /s/ Richards, Layton & Finger


GPW/CSB/mbw